Exhibit 99.1

     PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES RESULTS
FROM ANNUAL MEETING OF SHAREHOLDERS

St. Louis, MO, February 8, 2007. . . Today at the Ralcorp Holdings, Inc. (NYSE: RAH) Annual Meeting, shareholders elected three directors, all of whom were incumbent members of Ralcorp’s Board of Directors.

Elected to three-year terms expiring in 2010 were:

•	Bill G. Armstrong, Director since October 2004 and former Executive Vice President and Chief Operating Officer of Cargill Animal Nutrition;

•	Richard A. Liddy, Director since February 2001 and former Chairman of the Board of GenAmerica Financial; and

•	William P. Stiritz, Director since January 1994 and private equity investor.

Shareholders also approved the Company’s 2007 Incentive Stock Plan and the ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2007.

Ralcorp produces a variety of value brand and store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

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